EXHIBIT 3.125
ARTICLES OF ORGANIZATION
Name
     The name of the limited liability company is “Collaborative Care LLC” (the “Company”).
Registered Office and Agent
     The name of the initial registered agent is Rulon M. Briscoe. The address of the registered office is 6640 Carothers Parkway, Suite 500, Williamson County, Franklin, Tennessee 37067.
Management
     The limited liability company will be member managed.
Number of Members
     At the date of the filing of the Articles of Organization there is one member.
Date of Formation
     The effective date and time of these Articles of Organization is December 31, 2006 at 11:59pm.
Principal Executive Office
     The address of the principal executive office of the Company is 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067.
Organizer
     Ramin M. Olson, Esq., whose address is 511 Union Street, Suite 2700, Nashville, Davidson County, Tennessee 37219-1760, is the organizer of the LLC.
     Dated as of December 27, 2006.

COLLABORATIVE CARE LLC

By: Name:	/s/ Ramin M. Olson Ramin M. Olson
Title:	Organizer